THIRD AMENDMENT TO CHICO'S FAS, INC.
                      1993 EMPLOYEE STOCK PURCHASE PLAN


      WHEREAS, CHICO'S FAS, INC. (the "Company") has previously adopted the Chico's FAS, Inc. 1993 Employee Stock Purchase Plan, a First Amendment thereto and a Second Amendment thereto (collectively, the "Plan"); and

      WHEREAS, pursuant to Section 8.4 of the Plan, the Company's Board of Directors have retained the right to amend the Plan in certain respects without the approval of the stockholders of the Company; and

      WHEREAS, the Company's Board of Directors deems it advisable and in the best interests of the Company and its stockholders to amend the Plan and has determined that the amendment does not require the approval of the stockholders of this Company.

      NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective upon the payment and distribution by the Company of the 2 for 1 stock split of its common stock approved and adopted by the Board of Directors on December 14, 1999:

      1. Section 5.3 (b) of the Plan is hereby amended in its entirety to read as follows:

                  (b) In each offering, an Eligible Employee shall be entitled to subscribe for a total number of shares of Common Stock equal to one share for each One Hundred Twenty-Five Dollars ($125.00) of Compensation paid to him for the calendar year immediately preceding the year in which the offering occurs. However, no Eligible Employee shall be entitled to subscribe in any offering to more than eight hundred (800) shares or (for those Eligible Employees who are entitled to purchase at least ten (10) shares) fewer than ten (10) shares. Notwithstanding the provisions of
      Section 8.1, no stock adjustment referred to therein shall operate to change from ten (10) the minimum number of shares required to be subscribed for by an Eligible Employee in any offering in order for such Eligible Employee to participate in such offering.